Exhibit 99.1

    Span-America Declares Special Cash Dividend of $5.00 Per Share


    GREENVILLE, S.C.--(BUSINESS WIRE)--April 17, 2007--Span-America Medical Systems, Inc. (NASDAQ: SPAN) announced today that the Board of Directors declared a special, one-time cash dividend of $5.00 per share. The dividend is payable on June 6, 2007 to shareholders of record on May 23, 2007. The special dividend will be paid in addition to the regular quarterly dividend of $0.08 per share, which will have the same record and payment dates. The dividend, totaling approximately $13.9 million, will be funded with a combination of cash generated from the liquidation of short-term investments and newly acquired long-term debt.

    "We plan to use approximately $6 million of our cash combined with new debt of approximately $7.9 million to fund the $5 per share special cash dividend and the regular quarterly dividend," stated Jim Ferguson, president and chief executive officer of Span-America. "Our Board believes the timing for this dividend is very favorable to our shareholders, considering the Company's excellent sales and earnings performance, our strong cash position and attractive conditions in the debt capital markets. We have the opportunity to provide an immediate cash return to our shareholders while enabling them to continue to participate in the Company's future growth. We believe the dividend reflects our strong confidence in Span-America's business and future cash flows while highlighting our commitment to enhance shareholder value.

    "Span-America currently has no bank debt on its balance sheet. We expect the addition of this modest amount of debt to create a more efficient capital structure for the Company and improve our return on equity capital, while preserving the flexibility to meet our future capital needs and growth objectives. We expect to repay the principal and interest from future cash flows.

    "Our outlook for Span-America remains very positive. We expect to announce our second quarter financial results on April 30, 2007, and we anticipate that our sales and earnings will exceed those of the second quarter of last year due to growth in our core medical and custom products businesses," concluded Mr. Ferguson.

    The total dividend payment of $5.08 per share will be approximately $13.9 million based on 2,730,155 shares currently outstanding. At March 31, 2007, the Company had approximately
$7.1 million in cash and securities available for sale. Payment of the special dividend is subject to the Company's completion of satisfactory financing arrangements. The new debt is expected to be structured as a revolving credit facility. Interest expense for the remainder of fiscal year 2007 is expected to be approximately $40,000 per month, beginning in June 2007. Interest expense in later periods will depend on future interest and debt repayment rates.

    Span-America's common stock will begin trading on an ex-dividend basis on June 7, 2007, the day after the payment date, in accordance with NASDAQ listing rules. Shareholders who sell their shares on or before the payment date of June 6, 2007 will also be selling their right to receive the cash dividend of $5.08 per share. Shareholders are advised to contact their financial advisor before selling their shares.

    In conjunction with declaring the $5.08 per share dividend, Span-America's Board of Directors also terminated the Company's authorization to repurchase up to 100,000 shares of its common stock that was previously announced on November 3, 2006. Span-America repurchased a total of 2,510 shares of its common stock at an average price of $14.30 per share prior to the termination of the repurchase program.

    About Span-America Medical Systems, Inc.

    Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

    Forward-Looking Statements

    The Company has made forward-looking statements in this release, regarding management's expectations for future business conditions, results of operations and cash flows. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company, including: (a) the potential for volatile pricing conditions in the market for polyurethane foam, (b) the loss of a key customer or distributor for the Company's products, (c) the inability to achieve anticipated sales volumes of medical or custom products,
(d) raw material cost increases, (e) the degree of success achieved in manufacturing and selling the Secure I.V. safety catheter product line, (f) potential problems arising from having a sole source contract manufacturer for the Secure I.V. product line, (g) the potential for lost sales due to competition from low-cost foreign imports, (h) changes in relationships with large customers, (i) the impact of competitive products and pricing, (j) changes in government reimbursement policies and regulations in the medical market, (k) FDA regulation of medical device manufacturing and other risks referenced from time to time in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.


    CONTACT: Span-America Medical Systems, Inc.
             Jim Ferguson, 864-288-8877 ext. 6912